EXHIBIT 99.1

Berkshire Hills Completes First Choice Bank Acquisition

Pittsfield, MA – December 5, 2016 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) has completed the acquisition of First Choice Bank and the merger of First Choice Bank into Berkshire Bank, effective at the close of business on December 2, 2016.  As a result of this merger, First Choice Loan Services Inc. has become a wholly-owned operating subsidiary of Berkshire Bank.

“We’re pleased to welcome customers, employees and shareholders of First Choice to America’s Most Exciting Bank,” stated Berkshire CEO Michael P. Daly.  “This combination diversifies our revenue sources, improves our profitability after integration, and complements our other franchise growth initiatives as we expand into attractive banking markets in central New Jersey and eastern Pennsylvania.  We’ve been working closely with the First Choice team to prepare for this merger and look forward to completing the systems conversion in February.”

Berkshire issued approximately 4.4 million common shares as merger consideration in the stock for stock exchange detailed in the merger agreement.   The total stock consideration is valued at approximately $150 million.  Additionally, Berkshire paid cash totaling approximately $0.7 million to holders of First Choice options and warrants.  Including the new shares issued, Berkshire’s outstanding common stock has increased to approximately 35.5 million shares, resulting in a market capitalization of approximately $1.2 billion.

With this acquisition, Berkshire adds eight bank branches in the areas of Princeton, New Jersey and Greater Philadelphia and First Choice Loan Services, a best in class mortgage banking business originating loans across a national platform.  This merger adds approximately $1 billion in assets, will benefit Berkshire’s capital and liquidity metrics and is book value accretive.

BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company, recognized for its entrepreneurial approach and distinctive culture, has approximately $9 billion in assets and 99 full service branch offices in Massachusetts, New York, Connecticut, Vermont, New Jersey and Pennsylvania providing personal and business banking, insurance, and wealth management services.  For more information, visit www.berkshirebank.com.

BHLB – Berkshire Hills Bancorp

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS
Investor Relations Contact
Allison O’Rourke; Executive Vice President, Investor Relations Officer; 413-236-3149
Media Contact
Elizabeth Mach; First Vice President, Marketing Officer; 413-445-8390

BHLB – Berkshire Hills Bancorp